Exhibit 21.1
SUBSIDIARIES OF ECOVYST INC.

ENTITY	JURISDICTION
Ecovyst Inc.	Delaware
Ecovyst Holdings Inc.	Delaware
Ecovyst Midco I Inc.	Delaware
Ecovyst Midco II Inc.	Delaware
Ecovyst Catalyst Technologies LLC	Delaware
Eco Services Operations Corp.	Delaware
Chem32 LLC	Texas